Filed Pursuant To Rule 433 Registration No. 333-209926 January 19, 2017

SPDR® ETF Trading Report

December 2016

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2016
US Core														
SPY	SPDR S&P 500® ETF	0.01	0.00	0.01	86,753,884	21,128,902,182	89,212,705	16,964	16,015	3,813,846	3,495,434	281	0.40	219,812,779
MDY	SPDR S&P MidCap 400® ETF	0.06	0.02	0.06	1,681,189	542,409,814	1,507,353	1,706	1,815	518,488	526,913	141	0.60	2,559,530
SLY	SPDR S&P 600 Small Cap ETF	0.39	0.31	0.37	40,542	5,435,692	31,359	2,533	2,696	310,824	316,861	132	0.90	63,477
DIA	SPDR Dow Jones Industrial Average ETF Trust	0.01	0.00	0.02	4,183,789	857,773,797	3,604,015	1,769	1,745	348,122	330,363	138	0.30	6,288,138
THRK	SPDR Russell 3000 ETF	0.63	0.37	0.63	6,161	1,233,989	12,025	2,512	2,301	423,649	369,195	117	0.50	22,126
TWOK	SPDR Russell 2000® ETF	0.27	0.33	0.27	23,245	1,963,678	32,014	5,148	5,408	414,208	404,789	127	0.70	20,908
ONEK	SPDR Russell 1000 ETF	0.46	0.43	0.44	7,421	912,947	6,239	2,545	2,753	268,574	283,063	119	0.50	3,877
SMD	SPDR S&P 1000 ETF	0.74	0.83	0.61	7,767	806,443	5,813	816	947	72,877	81,489	122	0.60	2,102
SPYX	SPDR S&P 500 Fossil Fuel Reserves Free ETF	0.18	0.32	0.18	5,971	419,588	5,815	11,694	14,706	630,190	775,742	399	0.50	5,848
SHE	SPDR SSGA Gender Diversity Index ETF	0.09	0.13	0.08	2,340	198,301	1,479	7,304	7,352	470,232	471,557	165	0.80	6,733
US Style														
SPYG	SPDR S&P 500 Growth ETF	0.24	0.22	0.24	87,440	9,504,020	45,732	2,573	2,839	272,095	298,152	310	0.50	250,212
SPYV	SPDR S&P 500 Value ETF	0.25	0.22	0.23	26,023	2,967,639	16,263	3,132	2,943	343,173	313,959	149	0.40	234,132
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.37	0.28	0.39	26,528	3,753,957	23,838	2,579	2,903	344,529	373,210	84	0.60	68,050
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.29	0.31	0.29	32,702	3,281,724	40,577	5,539	5,512	528,421	493,820	106	0.70	72,965
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.59	0.28	0.63	62,295	13,703,864	36,234	2,189	2,285	451,831	455,583	115	0.70	56,997
SLYV	SPDR S&P 600 Small Cap Value ETF	0.31	0.25	0.31	96,824	12,082,136	67,128	2,019	2,182	241,271	248,966	120	0.80	74,338
US Sector														
XLY	Consumer Discretionary Select Sector SPDR Fund	0.01	0.01	0.01	5,757,082	631,520,312	5,975,239	9,817	9,351	813,437	752,288	168	0.60	18,273,064
XLP	Consumer Staples Select Sector SPDR Fund	0.01	0.01	0.01	14,129,523	1,005,628,398	14,479,629	51,928	50,338	2,668,061	2,596,937	480	0.50	80,029,428
XLE	Energy Select Sector SPDR Fund	0.01	0.01	0.01	13,816,454	1,367,355,283	14,654,141	7,724	7,977	587,565	577,615	174	0.50	41,406,633
XLF	Financial Select Sector SPDR Fund	0.01	0.04	0.01	77,413,519	1,952,719,525	79,070,977	751,885	914,698	17,571,552	19,858,094	1,260	0.70	85,296,372
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	7,974,932	595,283,712	11,001,264	13,056	13,351	900,211	927,627	190	0.50	29,361,166
XLI	Industrial Select Sector SPDR Fund	0.01	0.01	0.01	9,395,492	748,016,605	11,530,029	23,422	24,303	1,477,226	1,464,256	304	0.50	32,556,210

Source: ArcaVision. Data is as of December 31, 2016. **Past performance is not a guarantee of future results.**

STATE STREET GLOBAL ADVISORS.
SPDR®

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2016
US Sector (cont'd)														
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	5,092,323	293,770,171	5,537,449	21,709	21,342	1,097,390	1,035,300	233	0.50	17,759,387
XLK	Technology Select Sector SPDR Fund	0.01	0.02	0.01	9,908,374	589,337,270	9,674,621	54,458	55,942	2,633,589	2,663,958	385	0.60	31,605,645
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	14,502,592	781,643,825	17,422,423	18,657	20,799	895,723	991,280	287	0.70	69,138,568
XLRE	Real Estate Select Sector SPDR Fund	0.01	0.03	0.01	2,074,522	66,953,800	2,230,647	30,117	34,566	920,074	1,057,720	325	0.80	7,082,295
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.02	0.01	3,578,288	164,399,699	3,905,384	7,976	10,305	344,723	400,761	174	0.90	6,176,290
KCE	SPDR S&P Capital Markets ETF	0.12	0.26	0.10	11,502	619,629	10,549	12,981	8,713	594,140	375,443	261	0.80	31,752
KIE	SPDR S&P Insurance ETF	0.04	0.04	0.04	217,427	18,881,719	164,075	2,969	2,817	245,358	224,825	168	0.40	200,231
KRE	SPDR S&P Regional Banking ETF	0.01	0.01	0.01	7,666,658	451,466,462	7,592,679	5,412	6,339	297,768	314,478	163	1.00	29,765,222
XBI	SPDR S&P Biotech ETF	0.03	0.05	0.03	5,569,515	364,556,109	6,718,766	1,353	1,302	83,196	80,425	153	1.40	20,410,881
MTK	SPDR Morgan Stanley Technology ETF	0.27	0.44	0.23	26,194	1,671,373	28,623	4,401	3,394	268,197	204,115	192	0.80	25,908
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	1,965,454	73,805,390	2,327,413	12,776	13,244	442,944	441,423	188	0.80	12,180,155
XME	SPDR S&P Metals & Mining ETF	0.01	0.03	0.01	4,409,170	161,069,837	4,752,314	4,721	5,943	151,827	172,109	164	1.20	14,990,413
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.02	0.07	0.02	647,730	14,968,188	557,446	5,717	5,999	129,604	122,740	225	1.10	1,387,676
XITK	SPDR FactSet Innovative Technology ETF	0.15	0.22	0.10	2,953	278,604	1,746	504	503	29,877	30,094	121	1.30	21,771
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.02	0.01	15,066,737	702,082,708	17,400,010	7,389	8,951	313,885	350,521	189	0.70	57,472,419
XPH	SPDR S&P Pharmaceuticals ETF	0.03	0.08	0.04	291,175	12,027,414	268,206	2,649	3,696	103,443	148,579	198	1.00	807,506
XRT	SPDR S&P Retail ETF	0.01	0.02	0.01	5,336,733	266,410,373	4,552,296	7,209	6,700	331,254	300,160	192	1.00	22,424,716
XSD	SPDR S&P Semiconductor ETF	0.05	0.08	0.05	130,810	7,508,856	124,325	3,760	3,069	210,410	164,406	212	1.30	1,499,298
XHE	SPDR S&P Health Care Equipment ETF	0.19	0.38	0.20	18,626	980,827	29,031	2,605	2,705	129,963	132,870	290	0.60	34,107
XTL	SPDR S&P Telecom ETF	0.17	0.24	0.19	19,019	1,380,888	13,443	3,843	3,525	267,358	238,184	212	0.90	2,619
XAR	SPDR S&P Aerospace & Defense ETF	0.06	0.09	0.08	153,915	10,794,763	166,203	7,528	4,985	488,944	313,557	183	0.60	2,322,444
XHS	SPDR S&P Health Care Services ETF	0.07	0.14	0.07	26,818	1,485,024	25,645	4,408	5,291	231,684	274,127	256	0.50	95,374
XSW	SPDR S&P Software & Services ETF	0.11	0.19	0.12	5,100	334,109	4,180	1,368	1,869	75,664	103,075	188	0.70	4,707
XTH	SPDR S&P Technology Hardware ETF	0.48	0.73	0.36	222	30,819	136	5,736	5,342	365,727	333,875	71	0.90	2,273
XTN	SPDR S&P Transportation ETF	0.06	0.11	0.06	90,989	5,201,882	74,888	2,688	2,462	149,184	129,944	209	0.80	152,653
XWEB	SPDR S&P Internet ETF	0.29	0.47	0.21	1,781	130,346	735	3,620	3,557	211,263	208,262	129	1.40	1,272

Source: ArcaVision. Data is as of December 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2016
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.07	0.07	0.06	401,807	38,034,947	386,462	1,889	2,058	173,807	187,854	147	0.80	159,476
RWO	SPDR Dow Jones Global Real Estate ETF	0.05	0.10	0.04	327,611	17,208,554	332,233	906	1,084	41,984	50,243	146	0.80	183,427
RWX	SPDR Dow Jones International Real Estate ETF	0.01	0.03	0.01	1,338,823	50,928,303	953,679	10,572	8,120	386,512	307,098	364	1.00	1,384,623
Global Equities														
DGT	SPDR Global Dow ETF	0.38	0.53	0.27	3,576	308,946	2,090	478	418	33,584	28,875	112	0.50	5,038
GII	SPDR S&P Global Infrastructure ETF	0.23	0.51	0.18	20,263	990,079	20,371	466	444	21,035	20,215	144	0.70	10,395
GNR	SPDR S&P Global Natural Resources ETF	0.08	0.18	0.07	157,717	6,641,732	188,076	1,104	1,779	45,882	71,160	191	0.60	239,185
CWI	SPDR MSCI ACWI ex-US ETF	0.01	0.03	0.02	684,985	22,506,996	407,389	11,408	9,232	361,748	292,285	363	0.50	95,205
ACIM	SPDR MSCI ACWI IMI ETF	1.35	2.05	1.34	19,329	1,847,992	9,018	749	746	49,471	49,072	99	0.90	4,162
EFAX	SPDR MSCI EAFE Fossil Fuel Reserves Free ETF	0.74	1.22	0.60	177	33,338	9,409	1,753	723	105,723	43,568	66	1.10	350
GWL	SPDR S&P World ex-US ETF	0.03	0.10	0.03	158,086	4,201,684	136,858	5,921	5,289	154,301	137,091	428	0.50	670,278
GWX	SPDR S&P International Small Cap ETF	0.04	0.14	0.05	182,710	5,570,740	136,251	1,142	1,122	33,758	33,716	266	0.60	154,707
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.12	0.15	0.08	3,628	460,827	1,623	948	963	71,527	72,215	43	0.50	1,186
International Developed Equities — Region/Country														
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.03	0.01	2,433,495	91,335,516	2,073,359	63,089	59,589	2,073,735	1,930,684	419	0.60	1,937,569
FEU	SPDR STOXX Europe 50 ETF	0.03	0.10	0.03	69,219	2,133,599	65,455	1,509	1,502	44,455	43,979	297	0.60	7,244
SMEZ	SPDR EURO STOXX Small Cap ETF	0.12	0.26	0.12	7,061	421,914	3,852	469	722	21,569	33,198	110	0.80	1,261
HFEZ	SPDR EURO STOXX 50 Currency Hedged ETF	0.13	0.36	0.12	1,717	91,014	2,271	2,180	1,913	76,344	64,124	369	0.90	969
HDWX	SPDR S&P International Dividend Currency Hedged ETF	0.26	0.61	0.35	744	43,475	576	382	361	16,124	14,996	82	0.80	663
Emerging Market Equities														
GMM	SPDR S&P Emerging Markets ETF	0.20	0.34	0.22	32,558	1,963,848	37,999	496	508	28,689	29,962	108	0.80	46,786
GML	SPDR S&P Emerging Latin America ETF	0.31	0.70	0.34	5,589	315,765	3,320	741	533	31,945	23,809	34	1.00	1,063
GAF	SPDR S&P Emerging Middle East & Africa ETF	1.54	2.80	1.44	5,390	340,698	2,406	282	278	15,586	15,471	100	1.30	926

Source: ArcaVision. Data is as of December 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2016
Emerging Market Equities (cont'd)														
GUR	SPDR S&P Emerging Europe ETF	0.19	0.70	0.20	9,582	303,960	6,521	572	574	15,627	15,268	126	1.10	5,771
GMF	SPDR S&P Emerging Asia Pacific ETF	0.16	0.20	0.18	31,976	2,538,446	25,121	615	603	46,992	47,450	122	0.80	8,556
EEMX	SPDR MSCI Emerging Markets Fossil Fuel Reserves Free ETF	0.68	1.30	0.63	79	12,617	2,221	1,784	597	91,840	32,507	0	0.80	11
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.09	0.22	0.10	132,296	5,784,962	125,594	910	1,033	36,855	43,469	184	0.70	36,178
GXC	SPDR S&P China ETF	0.11	0.15	0.13	81,171	6,578,922	80,083	787	848	58,395	65,338	114	0.70	14,273
RBL	SPDR S&P Russia ETF	0.11	0.57	0.10	19,493	421,480	10,786	777	894	15,594	17,129	188	1.20	11,888
XINA	SPDR MSCI China A Shares IMI ETF	0.27	1.24	0.26	188	6,477	202	229	230	4,859	4,947	14	2.60	116
International Sector Equities														
IPD	SPDR S&P International Consumer Discretionary Sector ETF	0.28	0.78	0.27	1,516	92,422	1,100	365	360	13,166	12,902	56	0.70	10
IPS	SPDR S&P International Consumer Staples Sector ETF	0.21	0.54	0.22	7,203	314,723	7,553	499	493	19,541	20,154	122	0.60	2,620
IPW	SPDR S&P International Energy Sector ETF	0.10	0.56	0.09	23,215	446,446	24,345	909	899	16,798	16,182	188	0.50	35,220
IPF	SPDR S&P International Financial Sector ETF	0.29	1.48	0.33	3,112	81,931	4,224	2,311	1,206	44,972	22,600	101	0.80	4,205
IRY	SPDR S&P International Health Care Sector ETF	0.13	0.31	0.13	19,419	882,078	11,025	729	737	31,136	32,170	131	0.60	5,192
IPN	SPDR S&P International Industrial Sector ETF	0.14	0.46	0.12	1,364	60,591	5,258	1,405	1,080	41,757	32,152	58	0.50	3,456
IRV	SPDR S&P International Materials Sector ETF	0.17	0.83	0.18	7,231	267,681	7,424	1,524	1,515	30,602	30,255	100	0.80	2,700
IPK	SPDR S&P International Technology Sector ETF	0.31	0.91	0.31	4,895	445,420	4,433	862	874	28,817	29,279	108	0.70	2,075
IST	SPDR S&P International Telecommunications Sector ETF	0.09	0.39	0.08	30,855	716,844	14,962	1,042	1,035	23,320	23,505	153	0.70	1,343
IPU	SPDR S&P International Utilities Sector ETF	0.07	0.45	0.06	8,381	143,396	8,495	1,126	1,118	16,654	16,949	191	0.70	5,488
Advanced Beta — Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.06	0.22	0.06	92,469	2,502,237	92,350	752	877	19,680	23,311	193	0.90	25,842
DWX	SPDR S&P International Dividend ETF	0.04	0.09	0.04	213,518	8,052,051	188,053	1,471	1,310	53,427	47,226	203	0.70	207,549
SDY	SPDR S&P Dividend ETF	0.02	0.02	0.02	942,881	85,375,752	926,822	3,069	3,029	265,499	255,012	199	0.50	1,179,465
WDIV	SPDR S&P Global Dividend ETF	0.09	0.14	0.08	16,434	1,156,525	14,264	565	555	34,827	33,927	147	0.50	23,885
SPYD	SPDR S&P 500 High Dividend ETF	0.05	0.15	0.06	63,233	2,415,607	44,768	17,197	18,673	611,181	648,887	327	0.60	24,745

Source: ArcaVision. Data is as of December 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2016
Advanced Beta — Multi Factor														
QAUS	SPDR MSCI Australia StrategicFactors ETF	0.04	0.08	0.05	2,524	149,787	3,223	949	987	45,694	47,771	143	0.70	1,436
QCAN	SPDR MSCI Canada StrategicFactors ETF	0.06	0.10	0.06	2,826	203,334	1,554	885	882	47,684	46,852	124	0.50	3,888
QDEU	SPDR MSCI Germany StrategicFactors ETF	0.05	0.10	0.06	731	65,476	613	935	926	46,974	46,457	122	0.60	385
QJPN	SPDR MSCI Japan StrategicFactors ETF	0.19	0.28	0.23	1,321	110,457	1,375	518	478	34,385	32,045	163	0.80	979
QESP	SPDR MSCI Spain StrategicFactors ETF	0.04	0.08	0.04	813	47,808	383	993	996	39,919	40,149	104	0.90	177
QGBR	SPDR MSCI United Kingdom StrategicFactors ETF	0.16	0.34	0.17	271	19,628	235	773	742	35,589	34,036	51	0.70	185
QEFA	SPDR MSCI EAFE StrategicFactors ETF	0.21	0.38	0.30	63,484	3,436,418	22,331	2,317	2,180	122,569	115,431	193	0.40	10,488
QWLD	SPDR MSCI World StrategicFactors ETF	0.46	0.72	0.57	143	16,091	155	444	380	28,269	23,723	16	0.70	702
QEMM	SPDR MSCI Emerging Markets StrategicFactors ETF	0.43	0.84	0.43	16,515	877,573	11,284	653	971	33,120	50,278	162	0.70	173,667
QUS	SPDR MSCI USA StrategicFactors ETF	0.14	0.21	0.14	2,339	192,141	1,621	726	821	47,342	52,429	104	0.50	2,170
Advanced Beta — Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.12	0.22	0.09	3,347	283,301	1,529	8,508	8,863	452,030	460,167	171	0.70	1,559
VLU	SPDR S&P 1500 Value Tilt ETF	0.83	0.92	0.70	3,800	392,115	1,479	2,250	2,509	201,758	222,473	99	0.60	8,590
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.31	0.33	0.29	584	76,208	431	1,650	1,840	155,018	170,163	64	0.60	225
LGLV	SPDR SSGA US Large Cap Low Volatility Index ETF	0.63	0.78	0.56	5,749	538,641	5,269	523	731	42,410	57,873	136	0.70	19,329
SMLV	SPDR SSGA US Small Cap Low Volatility Index ETF	0.38	0.40	0.35	24,503	2,519,519	19,583	2,588	2,534	242,961	225,982	127	0.80	18,533
ONEY	SPDR Russell 1000 Yield Focus ETF	0.35	0.49	0.33	537	62,531	339	4,135	4,553	286,845	309,968	72	0.90	4,116
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.37	0.56	0.27	16,492	1,147,922	7,007	11,347	9,501	745,498	616,045	159	0.50	8,706
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.29	0.43	0.27	3,373	280,324	4,877	6,622	6,907	442,747	455,171	226	0.70	30,030
Advanced Beta — Fixed Income														
CBND	SPDR Bloomberg Barclays Issuer Scored Corporate Bond ETF	0.15	0.47	0.18	9,717	363,252	9,836	1,004	788	31,606	25,311	125	0.30	5,835
Fixed Income — US Government														
BIL	SPDR Bloomberg Barclays 1–3 Month T-Bill ETF	0.01	0.02	0.01	809,318	38,346,417	887,245	2,241,912	2,005,798	102,477,798	91,705,085	1,097	0.00	1,275,774
ITE	SPDR Bloomberg Barclays Intermediate Term Treasury ETF	0.06	0.09	0.06	87,426	5,381,306	62,718	2,673	4,826	159,044	290,332	435	0.10	2,864
TLO	SPDR Bloomberg Barclays Long Term Treasury ETF	0.10	0.15	0.10	139,832	10,108,727	118,651	1,326	1,472	90,579	105,469	138	0.50	9,464
IPE	SPDR Bloomberg Barclays TIPS ETF	0.07	0.11	0.07	93,458	5,495,289	60,233	2,516	2,611	141,248	148,018	311	0.30	13,658

Source: ArcaVision. Data is as of December 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2016
Fixed Income — US Government (cont'd)														
SST	SPDR Bloomberg Barclays Short Term Treasury ETF	0.04	0.13	0.04	31,238	998,516	55,584	8,975	7,590	269,340	230,129	424	0.10	14,340
SIPE	SPDR Bloomberg Barclays 0–5 Year TIPS ETF	0.17	0.86	0.15	7,680	188,744	3,990	1,813	1,549	35,825	30,593	154	0.50	5,591
TIPX	SPDR Bloomberg Barclays 1–10 Year TIPS ETF	0.08	0.38	0.07	14,962	312,104	10,575	869	699	16,902	13,665	312	0.20	57,745
Fixed Income — US Investment Grade Corporates														
SCPB	SPDR Bloomberg Barclays Short Term Corporate Bond ETF	0.01	0.03	0.01	755,402	23,522,965	922,515	33,393	30,177	1,018,487	922,813	472	0.10	154,457
ITR	SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF	0.03	0.07	0.03	298,703	10,395,824	364,418	3,319	2,298	112,249	78,707	202	0.10	98,702
LWC	SPDR Bloomberg Barclays Long Term Corporate Bond ET	0.17	0.43	0.17	52,352	2,186,702	53,020	1,237	726	48,577	29,454	182	0.40	13,818
FLRN	SPDR Bloomberg Barclays Investment Grade Floating Rate ETF	0.03	0.11	0.04	186,787	6,029,872	114,067	5,269	3,498	161,495	107,214	331	0.00	47,721
Fixed Income — High Yield														
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	0.01	0.02	0.01	10,140,773	413,968,062	11,987,119	67,490	75,071	2,451,912	2,716,819	483	0.30	25,495,515
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	0.01	0.03	0.01	1,482,566	41,916,043	1,662,134	17,063	19,366	470,427	531,597	217	0.20	1,266,929
CJNK	SPDR BofA Merrill Lynch Crossover Corporate Bond ETF	0.36	1.39	0.30	38,447	1,024,304	19,536	751	953	19,346	24,635	134	0.70	8,827
Fixed Income — US Mortgage														
MBG	SPDR Bloomberg Barclays Mortgage Backed Bond ETF	0.12	0.44	0.09	115,080	3,193,846	67,184	3,626	4,109	95,146	108,930	181	0.20	13,137
Fixed Income — US Aggregate														
BNDS	SPDR Bloomberg Barclays Aggregate Bond ETF	0.07	0.12	0.07	217,495	12,691,721	134,811	1,590	1,776	90,407	102,120	281	0.20	50,738
Fixed Income — Hybrids														
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	0.02	0.04	0.02	976,313	47,437,668	988,754	3,284	2,594	150,046	118,053	153	0.50	1,121,589
PSK	SPDR Wells Fargo Preferred Stock ETF	0.08	0.18	0.08	128,550	5,795,326	110,810	4,807	6,937	202,567	300,650	205	0.30	10,985
Fixed Income — Municipal														
SHM	SPDR Nuveen Bloomberg Barclays Short Term Municipal Bond ETF	0.02	0.03	0.02	1,397,049	67,980,218	696,913	13,571	12,013	650,187	577,585	376	0.10	265,479
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	0.05	0.09	0.04	877,927	42,358,880	598,464	3,026	3,628	143,039	173,709	137	0.20	203,074
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.10	0.17	0.09	310,465	17,940,354	200,881	641	671	35,652	37,777	194	0.30	65,685

Source: ArcaVision. Data is as of December 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2016
Fixed Income — International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.27	0.52	0.28	113,716	6,049,934	107,707	1,262	685	65,990	37,175	192	0.40	7,355
BWZ	SPDR Bloomberg Barclays Short Term International Treasury Bond ETF	0.15	0.51	0.18	75,555	2,284,410	43,217	941	883	27,543	26,393	331	0.30	27,463
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	0.05	0.17	0.05	881,262	23,219,913	827,691	1,169	1,873	30,371	50,552	230	0.40	1,885,886
IBND	SPDR Bloomberg Barclays International Corporate Bond ETF	0.14	0.44	0.13	77,081	2,415,348	58,520	651	716	19,862	22,468	151	0.50	9,040
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	0.09	0.35	0.09	112,984	3,040,474	111,486	944	1,659	24,931	44,080	182	0.50	299,545
Commodity														
GLD®	SPDR Gold Shares	0.01	0.01	0.01	7,612,500	946,901,758	9,349,588	9,660	8,600	1,059,122	1,004,652	196	0.50	8,388,493
NANR	SPDR S&P North American Natural Resources ETF	0.08	0.23	0.07	90,775	3,157,828	50,745	1,693	2,120	58,070	72,080	178	0.80	26,343
Active — Asset Allocation														
RLY	SPDR SSGA Multi-Asset Real Return ETF	0.06	0.25	0.06	30,091	771,949	28,304	12,474	11,140	305,488	269,254	317	0.40	20,622
INKM	SPDR SSGA Income Allocation ETF	0.08	0.26	0.07	6,979	239,039	6,195	7,773	9,157	238,476	281,669	226	0.40	475
GAL	SPDR SSGA Global Allocation ETF	0.09	0.28	0.09	27,318	969,321	22,774	10,630	11,967	353,341	396,826	337	0.30	3,012
DWFI	SPDR Dorsey Wright Fixed Income Allocation ETF	0.12	0.50	0.11	18,936	459,143	14,790	1,717	2,222	41,561	54,922	727	0.13	20,632
Active — Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.18	0.28	0.19	1,537	123,333	632	1,152	1,219	73,475	76,675	133	0.50	77
SYG	SPDR MFS Systematic Growth Equity ETF	0.21	0.33	0.21	992	106,100	711	1,139	1,186	72,258	74,161	68	0.70	653
SYV	SPDR MFS Systematic Value Equity ETF	0.32	0.55	0.31	676	66,498	456	1,180	1,178	68,664	66,816	14	0.60	734
Active — Fixed Income														
TOTL	SPDR DoubleLine Total Return Tactical ETF	0.03	0.06	0.03	670,840	32,883,589	436,152	3,654	3,188	177,219	156,116	327	0.20	66,885
EMTL	SPDR DoubleLine Emerging Markets Fixed Income ETF	0.38	0.74	0.38	12,131	623,413	4,692	5,823	3,818	295,424	196,905	118	0.31	2,909
STOT	SPDR DoubleLine Short Duration Total Return Tactical ETF	0.15	0.31	0.17	27,902	1,384,745	19,571	9,684	8,545	481,085	427,127	303	0.19	20,135
SRLN	SPDR Blackstone / GSO Senior Loan ETF	0.04	0.07	0.05	200,511	9,858,110	183,420	11,768	7,851	558,274	371,117	250	0.10	119,934

Source: ArcaVision. Data is as of December 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

7

SPDR® ETF Trading Report

Consolidated Consolidated Avg. Avg. Short

Spread ($) Avg. Daily Consolidated Daily Volume Avg. Quote Size Avg. Avg. Quote Avg. Daily Interest

Spread Spread vs. 3 mo. Volume Avg. Daily(shares) vs. Quote Size (Shares) vs. Quote Size ($) Trade Volatility as of

Ticker ETF Name($)(%) trailing(shares) Volume ($) 3 mo. trailing(shares) 3 mo. trailing Size ($) vs. 3 mo. trailing Size(%) 12/15/2016

Active — Fixed Income (cont’d)

ULST SPDR SSGA Ultra Short Term Bond ETF $0.04 0.10% $0.04 4,443 $210,272 4,250 3,751 3,147 $150,790 $126,541 356 0.00% 2,577

Source: ArcaVision. Data is as of December 31, 2016. Past performance is not a guarantee of future results.

Prior to 12/13/2016, the SPDR SSGA US Large Cap Low Volatility Index ETF was known as the SPDR Russell 1000® Low Volatility ETF and the SPDR SSGA US Small Cap Low Volatility Index ETF was known as the

SPDR Russell 2000® Low Volatility ETF.

Prior to October 31, 2016, the SPDR Bloomberg Barclays ETFs were known as the SPDR Barclays ETFs.

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